EXHIBIT 4.12
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (“Agreement”), effective August 3, 2020 (“Effective Date”), is made between Oncolytics Biotech (U.S.), Inc., (“Employer” or the “Company”), and Thomas C. Heineman, M.D., Ph.D. (“Employee”). Employee and the Company are sometimes referred to herein as the “Parties.”
RECITALS
A.Employer is in the business (the “Business”) of developing pharmaceutical products.
B.Employer desires to obtain the services of Employee as its Global Head of Clinical Development and Operations, in which capacity Employee has access to Employer’s Confidential Information (as hereinafter defined), and to obtain assurance that Employee will protect Employer’s Confidential Information during the term of employment and for a reasonable period of time after termination of employment pursuant to this Agreement, and Employee is willing to agree to these terms.
C.Employee desires to be assured of the salary, bonus opportunity and other benefits in this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants in this Agreement, and other good and valuable consideration, the parties agree as follows:
a.Employment. Employer hereby employs Employee, and Employee agrees to be employed as Global Head of Clinical Development and Operations. Employee will perform the duties of Global Head of Clinical Development and Operations for Employer, its parent corporation, Oncolytics Biotech Inc. and other affiliated corporations. Employee will report initially to the President of Employer. Changes may be made from time to time by Employer in its sole discretion to the duties, reporting relationships and title of Employee. Employee will devote full time and attention to the duties on Exhibit A to this Agreement. Notwithstanding the foregoing, Employee may, with the written approval of the President of the Employer, undertake consulting work, whether personally or through a corporation controlled by Employee, provided that such consulting work does not interfere with or conflict with the performance of Employee’s duties and obligations under this Agreement. Employee will comply with all rules, policies and procedures of Employer as modified from time to time, including without limitation, rules and procedures set forth in the Employer’s Employee Handbook and Company Policy Manual. Employee will perform all of Employee’s responsibilities in compliance with all applicable laws and will ensure that the operations that Employee manages are in compliance with all applicable laws. During Employee’s employment, Employee will not engage in any other business activity which, in the reasonable judgment of the President of Employer, conflicts with

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the duties of Employee under this Agreement, whether or not such activity is pursued for gain, profit or other pecuniary advantage.
b.Term of Employment. The term of employment (“Term”) will not be for a definite period, but rather continue indefinitely until terminated in accordance with the terms and conditions of this Agreement. The first 6 months following the Effective Date will be a probation period (the “Probation Period”). Not less than 2 weeks prior to the end of the Probation Period, Employer will notify Employee in writing either that Employee’s employment is being continued or that Employee’s employment is being terminated at the completion of the Probation Period.
c.Compensation. For the duration of Employee’s employment under this Agreement, the Employee will be entitled to compensation which will be computed and paid pursuant to the following subparagraphs.
i.Base Salary. Employer will pay to Employee a base salary (“Base Salary”) at an annual rate of $400,000, payable in equal installments on the fifteenth and last day of each month, subject to withholdings and deductions as required or permitted by law. Employee’s Base Salary will be reviewed annually by the President of Employer and may be adjusted in the sole discretion of Employer based on such review, but will not be reduced by Employer unless a material adverse change in the financial condition or operations of Employer has occurred or unless Employee’s responsibilities are altered to reflect less responsibility.
ii.Incentive Bonus. Employee will participate in Employer’s annual incentive bonus plan under which Employee may earn an annual incentive bonus. The terms of the annual incentive bonus plan, including the criteria upon which Employee can earn the maximum bonus, will be determined annually by Employer’s Board of Directors or its President if so delegated. For 2020, Employee may earn an annual incentive of up to 30% of Employee’s then Base Salary, pro-rated based on the portion of the year from the Effective Date to December 31, 2020. Employee may also participate in other bonus or incentive plans adopted by Employer that are applicable to Employee’s position, as they may be changed from time to time, but nothing herein shall require the adoption or maintenance of any such plan.
iii.Incentive Stock Options. Upon commencement of employment, Employer will grant to Employee an incentive stock option to purchase 70,000 shares of Employer's Common Stock. The Stock Options will be priced at the time of the grant with 50% vesting on the first anniversary of employment, 25% vesting on the second anniversary of employment and the remaining 25% vesting on the third anniversary of employment. All Stock Option are pursuant and subject to the Stock Plan and Incentive Share Award Plan ("the Plans") of Oncolytics Biotech Inc. attached together as Exhibit C to this agreement.

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d.Other Benefits.
i.Certain Benefits. Employee will be eligible to participate in all employee benefit programs as outlined in Exhibit B.
ii.Vacations, Holidays and Expenses. For the duration of Employee’s employment hereunder, Employee will be provided such holidays and sick leave as Employer makes available to its management level employees generally. Employee will be entitled to 20 business days paid vacation per year of service and in addition to traditional U.S. holidays. Employer will reimburse Employee in accordance with company policies and procedures for reasonable expenses necessarily incurred in the performance of duties hereunder against appropriate receipts and vouchers indicating the specific business purpose for each such expenditure.
iii.Right of Set-off. By accepting this Agreement, Employee consents to a deduction from any amounts Employer owes Employee from time to time (including amounts owed to Employee as wages or other compensation, a bonus, fringe benefits, or vacation pay, as well as any other amounts owed to Employee by Employer), to the extent of the amounts Employee owes to Employer. Whether or not Employer elects to make any set-off in whole or in part, if Employer does not recover by means of set-off the full amount Employee owes it, calculated as set forth above, Employee agrees to pay immediately upon Employer’s demand, the unpaid balance to Employer.
e.Termination Or Discharge By Employer.
i.For Cause. Employer will have the right to immediately terminate Employee’s services and this Agreement for Cause. “Cause” means the Employer’s belief that any of the following has occurred:
(1)Employee’s breach of this Agreement by Employee, including, without limitation, breach of Employee’s covenants in Sections 7, 8, 9 and 10.
(2)Employee’s failure to perform Employee’s duties for the Company in a competent and effective manner as judged in good faith by either the Chief Executive Officer of the Company or the Company’s Board of Directors in their sole discretion. Employee shall be given written notice of Employee’s failure to perform Employee’s duties and 30 days in which to cure such failure. Employee shall be entitled to only one notice and cure opportunity over the course of Employee’s employment with the Company.
(3)Employee’s material violation of any statutory or common law duty of loyalty to Employer and its Affiliates.
(4)Employee’s commission of a felony.

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(5)Employer’s reasonable belief that Employee engaged in a violation of any statute, rule or regulation, any of which in the judgment of Employer is harmful to the Business or to Employer’s reputation.
(6)Employer’s reasonable belief that Employee engaged in unethical practices, dishonesty or disloyalty.
(7)Employer’s lack of funding sufficient to support Employee’s position.
Upon termination of Employee’s employment hereunder for Cause or upon the death or disability of Employee, Employee will have no rights to any unvested benefits or any other compensation or payments after the termination date or the last day of the month in which Employee’s death or disability occurred, respectively. For purposes of this Agreement, “disability” means the incapacity or inability of Employee, whether due to accident, sickness or otherwise, as determined by a medical doctor acceptable to the Board of Directors of Employer and confirmed in writing by such doctor, to perform the essential functions of Employee’s position under this Agreement, with or without reasonable accommodation (provided that no accommodation that imposes undue hardship on Employer will be required) for an aggregate of 90 days during any period of 180 consecutive days, or such longer period as may be required under applicable law.
ii.Without Cause. Employer may terminate Employee’s employment under this Agreement without Cause and without advance notice; provided, however, that Employer will continue to pay, as severance pay, Employee’s Base Salary at the rate in effect on the termination date through the date that is:
(1)if the Employee’s employment is terminated after the Employee has completed the Probation Period but prior to the first anniversary of the Effective Date, 1 month from the termination date;
(2)if the Employee’s employment is terminated after the first anniversary of the Effective Date but prior to the second anniversary of the Effective Date, 2 months from the termination date;
(3)if the Employee’s employment is terminated after the second anniversary of the Effective Date but prior to the fifth anniversary of the Effective Date, 4 months from the termination date;
(4)if the Employee’s employment is terminated after the fifth anniversary of the Effective Date, 6 months from the termination date;
provided, further, that Employer will be entitled to offset any severance pay otherwise payable to Employee by the amount of any compensation or consulting fees being paid to Employee by another party while severance pay would otherwise be payable. Employee shall only be entitled to such severance pay if Employee signs (and then Employee does not rescind, as may be permitted by law) a general release of claims in favor of Employer in a form acceptable to Employer, provided, however, that such

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release of claims shall only require Employee to release Employer from claims relating directly to Employee’s employment and the termination thereof, and shall not require Employee to release claims relating to vested employee benefits or relating to other matters, including, but not limited to, claims relating to his status as a shareholder of the Company. Such payments will be at usual and customary pay intervals of Employer and will be subject to all appropriate deductions and withholdings. Upon termination, Employee will have no rights to any unvested benefits or any other compensation or payments except as stated in this paragraph.
iii.Notwithstanding Section 5.2, if there is a change of control of Oncolytics Biotech Inc., as defined herein, and if this Agreement is terminated by Employer at any time within one (1) year following the change of control other than pursuant to Section 5.1, Employee shall be entitled to severance payment equal to the Employee’s Base Salary for 12 months. For the purposes of this Section 5.3, “change of control” means any amalgamation, merger or other corporate reorganization which results in any change in the present effective voting control of Oncolytics Biotech Inc., or will result in a change of the person or persons who own or control sufficient voting shares in Oncolytics Biotech Inc. to elect a majority of the directors of Oncolytics Biotech Inc., or will result in a person acquiring sufficient voting shares in Oncolytics Biotech Inc. to elect a majority of the directors of Oncolytics Biotech Inc.
f.Termination By Employee. Employee may terminate Employee’s employment under this Agreement for any reason provided that Employee gives Employer at least 30 days’ notice in writing. Employer may, at its option, accelerate such termination date to any date at least two weeks after Employee’s notice of termination. Employer may also, at its option, relieve Employee of all duties and authority after notice of termination has been provided. All compensation, payments and unvested benefits will cease on the termination date.
g.Delivery of Property.    Upon termination of this Agreement or upon request of the Company, Employee shall deliver to the Company all property, documents and materials pertaining to the Company’s Business including, but not limited to, memoranda, notes, records, drawings, manuals, disks, copies, representations, extracts, summaries and analyses, all inventory, demonstration units, and any other property, documents or media of the Company, and all equipment belonging to the Company, including but not limited to corporate cards, access cards, office keys, office equipment, laptop and desktop computers, cell phones and other wireless devices, thumb drives, zip drives and all other media storage devices.
h.Confidential Information. Employee recognizes that Employer’s Business and continued success depend upon the use and protection of confidential and proprietary business information, including, without limitation, the information and technology developed by or available through licenses to Employer, to which Employee has access (all such information being “Confidential Information”). For purposes of this Agreement, the phrase “Confidential Information” includes, for Employer and its current

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or future subsidiaries and affiliates, without limitation, and whether or not specifically designated as confidential or proprietary: all business plans and marketing strategies; information concerning existing and prospective markets and customers; financial information; information concerning the development of new products and services; information concerning any personnel of Employer (including, without limitation, skills and compensation information); and technical and non-technical data related to software programs, designs, specifications, compilations, inventions, improvements, methods, processes, procedures and techniques; provided, however, that the phrase does not include information that (a) was lawfully in Employee’s possession prior to disclosure of such information by Employer; (b) was, or at any time becomes, available in the public domain other than through a violation of this Agreement; (c) is documented by Employee as having been developed by Employee outside the scope of Employee’s employment and independently; or (d) is furnished to Employee by a third party not under an obligation of confidentiality to Employer. Employee agrees that during Employee’s employment and after termination of employment irrespective of cause, Employee will use Confidential Information only for the benefit of Employer and will not directly or indirectly use or divulge, or permit others to use or divulge, any Confidential Information for any reason, except as authorized by Employer. Employee’s obligation under this Agreement is in addition to any obligations Employee has under state or federal law. Employee agrees to deliver to Employer immediately upon termination of Employee’s employment, or at any time Employer so requests, all tangible items containing any Confidential Information (including, without limitation, all memoranda, photographs, records, reports, manuals, drawings, blueprints, prototypes, notes taken by or provided to Employee, and any other documents or items of a confidential nature belonging to Employer) whether in hard copy, electronic, or other format, together with all copies of such material in Employee’s possession or control. Employee agrees that in the course of Employee’s employment with Employer, Employee will not violate in any way the rights that any entity has with regard to trade secrets or proprietary or confidential information. Employee’s obligations under this Section 8 are indefinite in term and shall survive the termination of this Agreement. However, Employee further understands that nothing in this Agreement prohibits Employee from reporting to any governmental authority information concerning possible violations of law or regulation and that Employee may disclose Confidential Information to a government official or to an attorney and use it in certain court proceedings without fear of prosecution or liability, provided Employee files any document containing Confidential Information under seal and does not disclose the Confidential Information, except pursuant to court order.
i.Work Product and Copyrights. Employee agrees that all right, title and interest in and to the materials resulting from the performance of Employee’s duties at Employer and all copies thereof, including works in progress, in whatever media, (the “Work”), will be and remain in Employer upon their creation. Employee will mark all Work with Employer’s copyright or other proprietary notice as directed by Employer. Employee further agrees:

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i.To the extent that any portion of the Work constitutes a work protectable under the copyright laws of the United States (the “Copyright Law”), that all such Work will be considered a “work made for hire” as such term is used and defined in the Copyright Law, and that Employer will be considered the “author” of such portion of the Work and the sole and exclusive owner throughout the world of such copyright;
ii.If any portion of the Work does not qualify as a “work made for hire” as such term is used and defined in the Copyright Law, that Employee hereby assigns and agrees to assign to Employer, without further consideration, all right, title and interest in and to such Work or in any such portion of such Work and any copyright in such Work and further agrees to execute and deliver to Employer, upon request, appropriate assignments of such Work and copyright in such Work and such other documents and instruments as Employer may request to fully and completely assign such Work and copyright in such Work to Employer, its successors or nominees, and that Employee appoints Employer as attorney-in-fact to execute and deliver any such documents on Employee’s behalf in the event Employee should fail or refuse to do so within a reasonable period following Employer’s request;
iii.To waive and agree not to assert any moral rights Employee may have or acquire in any Inventions and agree to provide written waivers from time to time as requested by Employer; and
iv.Assist Employer (at Employer’s expense) in obtaining and maintaining copyright registrations with respect to such Works.
j.Inventions and Patents. For purposes of this Agreement, “Inventions” includes, without limitation, information, inventions, contributions, improvements, ideas, or discoveries, whether protectable or not, and whether or not conceived or made during work hours. Employee agrees that all Inventions conceived or made by Employee during the period of employment with Employer belong to Employer, provided they grow out of Employee’s work with Employer or are related in some manner to the Business, including, without limitation, research and product development, and projected business of Employer or its affiliated companies. Accordingly, Employee will:
i.Make adequate written records of such Inventions, which records will be Employer’s property;
ii.Assign to Employer, at its request, and does hereby assign to Employer, any rights Employee may have to such Inventions for the U.S. and all foreign countries; and
iii.Assist Employer (at Employer’s expense) in obtaining and maintaining patents registrations with respect to such Inventions.
Employee further agrees that Employee will promptly disclose in writing to Employer during the term of Employee’s employment and for 1 year thereafter, all

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Inventions whether developed during the time of such employment or thereafter (whether or not Employer has rights in such Inventions) so that Employee’s rights and Employer’s rights in such Inventions can be determined. Except as set forth on the initialed Exhibit D (List of Inventions) to this Agreement, if any, Employee represents and warrants that Employee has no Inventions, software, writings or other works of authorship useful to Employer in the normal course of the Business, which were conceived, made or written prior to the date of this Agreement and which are excluded from the operation of this Agreement.
NOTICE: This Section 10 does not apply to Inventions for which no equipment, supplies, facility, or trade secret information of Employer was used and which was developed entirely on Employee’s own time, unless: (a) the Invention relates (i) directly to the business of Employer or (ii) to Employer’s actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by Employee for Employer.
In accordance with California Labor Code Section 2870, Employee is notified that:
(a)     Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1)     Relate at the time of conception or reduction to practice of the invention to the Employer’s Business, or actual or demonstrably anticipated research or development of the employer; or
(2)     Result from any work performed by the employee for the employer.
k.Remedies. Notwithstanding other provisions of this Agreement regarding dispute resolution, Employee agrees that Employee’s violation of any of Sections 7, 8, 9 or 10 of this Agreement would cause Employer irreparable harm which would not be adequately compensated by monetary damages and that an injunction may be granted by any court or courts having jurisdiction, restraining Employee from violation of the terms of this Agreement, upon any breach or threatened breach of Employee of the obligations set forth in any of Sections 7, 8, 9 or 10. The preceding sentence shall not be construed to limit Employer from any other relief or damages to which it may be entitled as a result of Employee’s breach of any provision of this Agreement, including Sections 7, 8, 9 or 10. Employee also agrees that a violation of any of Sections 7, 8, 9 or 10 would entitle Employer, in addition to all other remedies available at law or equity, to recover from Employee any and all funds, including, without limitation, wages, salary and profits, which will be held by Employee in constructive trust for Employer, received by Employee in connection with such violation.

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l.Dispute Resolution. Except for the right of Employer and Employee to seek injunctive relief in court, any controversy, claim or dispute of any type arising out of or relating to Employee’s employment or the provisions of this Agreement shall be resolved in accordance with this Section 12 regarding resolution of disputes, which will be the sole and exclusive procedure for the resolution of any disputes. This Agreement shall be enforced in accordance with the Federal Arbitration Act, the enforcement provisions of which are incorporated by this reference. Matters subject to these provisions include, without limitation, claims or disputes based on statute, contract, common law and tort and will include, for example, matters pertaining to termination, discrimination, harassment, compensation and benefits. Matters to be resolved under these procedures also include claims and disputes arising out of statutes such as the Fair Labor Standards Act, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, and any state laws related to employment. Nothing in this provision is intended to restrict Employee from submitting any matter to an administrative agency with jurisdiction over such matter.
i.Mediation. Employer and Employee will make a good faith attempt to resolve any and all claims and disputes by submitting them to mediation in San Diego, California before resorting to arbitration or any other dispute resolution procedure. The mediation of any claim or dispute must be conducted in accordance with the then-current JAMS procedures for the resolution of employment disputes by mediation, by a mediator who has had both training and experience as a mediator of general employment and commercial matters. If the parties to this Agreement cannot agree on a mediator, then the mediator will be selected by JAMS in accordance with JAMS’ strike list method. Within thirty (30) days after the selection of the mediator, Employer and Employee and their respective attorneys will meet with the mediator for one mediation session of at least four hours. If the claim or dispute cannot be settled during such mediation session or mutually agreed continuation of the session, either Employer or Employee may give the mediator and the other party to the claim or dispute written notice declaring the end of the mediation process. All discussions connected with this mediation provision will be confidential and treated as compromise and settlement discussions. Nothing disclosed in such discussions, which is not independently discoverable, may be used for any purpose in any later proceeding. The mediator’s fees will be paid in equal portions by Employer and Employee, unless Employer agrees to pay all such fees.
ii.Arbitration. If any claim or dispute has not been resolved in accordance with Section 12.1, then the claim or dispute will be determined by arbitration in accordance with the then-current JAMS employment arbitration rules and procedures, except as modified herein. The arbitration will be conducted by a sole neutral arbitrator who has had both training and experience as an arbitrator of general employment and commercial matters and who is and for at least ten (10) years has been, a partner, a shareholder, or a member in a law firm. If Employer and Employee cannot agree on an arbitrator, then the arbitrator will be selected by JAMS in accordance with Rule 15 of the JAMS employment arbitration rules and procedures. No person who has served as a

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mediator under the mediation provision, however, may be selected as the arbitrator for the same claim or dispute. Reasonable discovery will be permitted and the arbitrator may decide any issue as to discovery. The arbitrator may decide any issue as to whether or as to the extent to which any dispute is subject to the dispute resolution provisions in Section 12 and the arbitrator may award any relief permitted by law. The arbitrator must base the arbitration award on the provisions of Section 12 and applicable law and must render the award in writing, including an explanation of the reasons for the award. Judgment upon the award may be entered by any court having jurisdiction of the matter, and the decision of the arbitrator will be final and binding. The statute of limitations applicable to the commencement of a lawsuit will apply to the commencement of an arbitration under Section 12.2. The arbitrator’s fees will be paid in equal portions by Employer and Employee, unless Employer agrees to pay all such fees.
m.Fees Related to Dispute Resolution. Unless otherwise agreed, the prevailing party will be entitled to its costs and attorneys’ fees incurred in any litigation or dispute relating to the interpretation or enforcement of this Agreement.
n.Disclosure. Employee agrees fully and completely to reveal the terms of this Agreement to any future employer or potential employer of Employee and authorizes Employer, at its election, to make such disclosure.
o.Representation of Employee. Employee represents and warrants to Employer that Employee is free to enter into this Agreement and has no contract, commitment, arrangement or understanding to or with any party that restrains or is in conflict with Employee’s performance of the covenants, services and duties provided for in this Agreement. Employee agrees to indemnify Employer and to hold it harmless against any and all liabilities or claims arising out of any unauthorized act or acts by Employee that, the foregoing representation and warranty to the contrary notwithstanding, are in violation, or constitute a breach, of any such contract, commitment, arrangement or understanding.
p.Conditions of Employment. Employer’s obligations to Employee under this Agreement are conditioned upon Employee’s timely compliance with requirements of the United States immigration laws.
q.Assignability. During Employee’s employment, this Agreement may not be assigned by either party without the written consent of the other; provided, however, that Employer may assign its rights and obligations under this Agreement without Employee’s consent to a successor by sale, merger or liquidation, if such successor carries on the Business substantially in the form in which it is being conducted at the time of the sale, merger or liquidation. This Agreement is binding upon Employee, Employee’s heirs, personal representatives and permitted assigns and on Employer, its successors and assigns.

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r.Notices. Any notices required or permitted to be given hereunder are sufficient if in writing and delivered by hand, by facsimile, by registered or certified mail, or by overnight courier, to Employee at 1011 Scarlett Way, Encinitas, California, 92024 or to the President of Employer at 4660 La Jolla Village Drive, Suite 850, San Diego, California, 92122 with a copy sent to Oncolytics Biotech Inc., 210, 1167 Kensington Crescent N.W, Calgary, Alberta, Canada T2N 1X7. Notices shall be deemed to have been given (i) upon delivery, if delivered by hand, (ii) seven days after mailing, if mailed, (iii) one business day after delivery, if delivered by courier, and (iv) one business day following receipt of an appropriate electronic confirmation, if by facsimile.
s.Severability. If any provision of this Agreement or compliance by any of the parties with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, shall be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. The Parties shall engage in good faith negotiations to modify and replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, shall be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on the parties.
t.Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder will operate as a waiver thereof; nor will any single or partial waiver of a breach of any provision of this Agreement operate or be construed as a waiver of any subsequent breach; nor will any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by law.
u.Governing Law. Except as provided in Section 12 above, the validity, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to the conflicts of law provisions of such laws. The courts of the state of California shall have exclusive jurisdiction of any lawsuit arising from or relating to Employee’s employment with, or termination from, Employer, or arising from or relating to this Agreement. Employee consents to such venue and personal jurisdiction.
v.409A Savings Clause. The parties intend that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code (“Section 409A”), and the provisions of this Agreement shall be construed and administered in accordance with such intent. To the extent such potential payments or benefits could become subject to Section 409A, the parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax being imposed. If

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the parties are unable to agree on a mutually acceptable amendment, the Company may, without Executive’s consent and in such manner as it deems appropriate or desirable, amend or modify this Agreement or delay the payment of any amounts hereunder to the minimum extent necessary to meet the requirements of Section 409A.
w.Counterparts. This agreement may be executed in counterpart in different places, at different times and on different dates, and in that case all executed counterparts taken together collectively constitute a single binding agreement. Delivery of an executed counterpart signature hereof by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
x.Costs and Fees Related to Negotiation and Execution of Agreement. Each Party Shall be responsible for the payment of its own costs and expenses, including legal fees and expenses, in connection with the negotiation and execution of this Agreement. Neither Party will be liable for the payment of any commissions or compensation in the nature of finders' fees or brokers' fees, gratuity or other similar thing or amount in consideration of the other Party entering into this Agreement to any broker, agent or third party acting on behalf of the other Party.
y.Entire Agreement. This instrument contains the entire agreement of the parties with respect to the relationship between Employee and Employer and supersedes all prior agreements and understandings, and there are no other representations or agreements other than as stated in this Agreement related to the terms and conditions of Employee’s employment. This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought, and any such modification will be signed by the President of Employer.
IN WITNESS WHEREOF, the parties have duly signed and delivered this Agreement as of the day and year first above written.
Oncolytics Biotech (U.S.), Inc.

By: /s/ Andrew de Guttadauro

Title: President

By: /s/ Gilles L. Gosselin

Title: Director

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EMPLOYEE

/s/ Thomas C. Heineman

Print Name: Thomas C. Heineman, M.D., Ph.D.

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EXHIBIT A
INITIAL DUTIES AND RESPONSIBILITIES
The Employee shall have primary responsibility for the execution of the existing clinical trial strategy, contribute to the Company’s future clinical development strategy, and manage the clinical studies being conducted by or supported by the Company.

The Employee will manage operational and logistical tasks of clinical development to ensure efficient execution of trials, ensuring all activities occur in compliance with the appropriate regulations in the relevant jurisdictions. The Employee shall co-ordinate the efforts of internal and external resources to ensure quality and efficiency in patient recruitment, trial site selection and performance, for optimal execution of the clinical trial program. The Employee will also be expected to provide strategic opinions on the overall clinical development strategy.
Responsibilities:
•Membership to the global team, contributing to the development of the clinical programs and decision making in relation to the clinical development strategy.
•Applying a sound understanding of disease targets, market needs and regulatory issues in advising the clinical development pathways.
•Assisting in defining the Company’s clinical development strategy and providing expert medical expertise and direction in its implementation, including acting as a medical monitor, thus ensuring the successful progression of the company’s products through clinical development.
•Overseeing the planning, design, organization and conduct of clinical trials and ensuring the delivery of clinical development activities on time and on budget.
•Ensuring that the company is accessing valuable expertise through external networks where appropriate, managing trials with appropriate use of CROs and building effective, long term relationships with appropriate KOLs.
•Playing an appropriate part in business and corporate development, bringing drug development expertise to decision making and providing expert input to the strategic management of the company’s portfolio.
•Maintaining current awareness of developments and competitor activity in the medical fields relevant to the company.
•Provide day to day leadership and guidance to the clinical group on all operational issues and have managerial responsibility for their effectiveness.
•Prepares manuscripts, posters, and other scientific communications and makes presentations at scientific meetings.
•Coach, mentor, and develop the team to maximize resources.
•Recommend training programs as appropriate and required.
•Ensure clinical study reports, annual reports, investigator brochures, and other required reports are prepared in an accurate and timely manner.
•Participate in the assessment and cost-effective management of external vendors, including CROs and CRAs
•Develop, as required, and ensure compliance with all SOPs and applicable regulatory standards
•Enhance the overall effectiveness of the clinical operations team
•Participate in marketing application planning and execution
•Perform other duties as assigned from time to time.

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EXHIBIT B
BENEFITS
Physical Fitness Benefit:
The Employee is entitled to the Physical Fitness Benefit in the amount of Seven Hundred and Fifty ($750.00) United States Dollars per annum to use towards an item or service that promotes physical activity; the details of which are outlined in the Company Policy Manual.

Deferred Compensation:
Employee shall, if qualified to do so, be entitled to allocate a portion of his salary to a 401(K) Plan established for the Employee, up to the prescribed maximum, and in accordance with the requirements thereof.
The employer will match the employee contribution up to 4% of the employee’s base salary or the annual compensation limit set by the IRS, whichever is lower.

Health Care Benefit:
Employee shall, if qualified to do so, be entitled to access the health care menu sponsored by the employer. The menu includes:
–Plans for which the employer will contribute towards the premium at 100% for the employee and at 75% for the dependents:
◦Medical HMO for California based employees
◦Medical PPO
◦Medical HSA
◦Dental PPO
◦Vision PPO
–Insurance contributed at 100% of the premium for:
◦Life Insurance and AD&D
◦Short Term Disability
◦Long Term Disability
–Voluntary life insurance may be added for the employer and/or the dependents at the employee’s expense
Further details are outlined in the Enrollment Guide.

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EXHIBIT C
STOCK OPTION PLAN AND INCENTIVE SHARE AWARD PLAN

AMENDED AND RESTATED STOCK OPTION PLAN

1. The Plan
The Board of Directors of Oncolytics Biotech Inc. (the “Corporation”) has adopted this Stock Option Plan (the “Plan”) governing the issuance of Options (as defined herein) of the Corporation to Eligible Persons (as defined herein).
2. Purpose
The purpose of this Plan is to advance the interests of the Corporation by encouraging the Directors, Officers, Employees and Consultants to acquire Shares, thereby (i) increasing the proprietary interests of such persons in the Corporation; (ii) aligning the interests of such persons with the interests of the Corporation’s shareholders generally; (iii) encouraging such persons to remain associated with the Corporation; and (iv) furnishing such persons with an additional incentive in their efforts on behalf of the Corporation.
3. Definitions
(a) “associate” has the meaning ascribed thereto in the TSX Policies.
(b) “Board” means the board of directors of the Corporation as constituted from time to time and shall be deemed to include any committee thereof to which the Board has, fully or partially, delegated the administration and operation of this Plan pursuant to Section 4 of this Plan.
(c) “Change of Control” means:
(i) the acceptance by the holders of Shares, representing in the aggregate of more than 50 percent (50%) of all issued and outstanding Shares, of any offer, whether by way of a takeover bid or otherwise, for all or any of the Shares;
(ii) the acquisition, by whatever means (including, without limitation, amalgamation, arrangement, consolidation or merger), by a person (or two or more persons who in such acquisition have acted jointly or in concert or intend to exercise jointly or in concert any voting rights attaching to the Shares acquired), directly or indirectly, of the beneficial ownership of such number of Shares, which together with such person’s then owned Shares, if any, represent more than 50 percent (50%) of the Corporation’s then outstanding Shares;
(iii) the sale, lease or other disposition of all or substantially all of the assets of the Corporation;

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(iv) the passing of a resolution by the board of directors of the Corporation or shareholders of the Corporation to substantially liquidate assets or windup its business or significantly rearrange its affairs in one or more transactions or series of transactions or the commencement of proceedings for such a liquidation, winding-up or re-arrangement (except where such re-arrangement is part of a bona fide reorganization of the Corporation in circumstances where the business of the Corporation is continued and where the shareholdings remain substantially the same following the re-arrangement as existed prior to the re-arrangement);
(v) individuals who were members of the board of directors of the Corporation immediately prior to a meeting of the shareholders of the Corporation involving a contest for or, an item of business relating to the election of directors shall not constitute a majority of the board of directors of the Corporation following such election;
(vi) the completion of any transaction or the first of a series of transactions which would have the same or similar effect as any transaction or series of transactions referred to in subsections (i), (ii), (iii), (iv) or (v) referred to above; or
(vii) a determination by the board of directors of the Corporation that there has been a change, whether by way of a change in the holding of the Shares, in the ownership of the Corporation’s assets or by any other means, as a result of which any person or group of persons acting jointly or in concert is in a position to exercise effective control of the Corporation.
(d) “Corporation” means Oncolytics Biotech Inc.
(e) “Consultant” means an individual or Consultant Corporation, other than a Director, Officer or Employee, that:
(i) is engaged to provide on an ongoing bona fide basis, consulting, technical, management or other services to the Corporation or a subsidiary of the Corporation, other than services in relation to a distribution;
(ii) provides the services under a written contract for an initial, renewable or extended period of twelve months or more; and
(iii) spends or will spend a significant amount of time and attention on the affairs of the Corporation or a subsidiary of the Corporation.
(f) “Consultant Corporation” means for an individual consultant, a company or partnership of which the individual is an employee, shareholder or partner.
(g) “Director” means a director of the Corporation or any subsidiary of the Corporation.
(h) “Eligible Person” means a Director, Officer, Employee or Consultant of the Corporation or its subsidiaries.

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(i) “Employee” means a person who would be considered an ‘employee’ under the Tax Act, or who works full-time or for a specified number of hours per week on a continuing regular basis and is subject to the same control and direction by the Corporation or a subsidiary of the company over the details and methods of work as an employee of the company, but for whom tax and other deductions are not made at source.
(j) “Exchange” means the Toronto Stock Exchange and such other stock exchange(s) on which the Shares are then listed and posted for trading from time to time.
(k) “insider” has the meaning ascribed thereto in the TSX Policies.
(l) “insider participation limit” has the meaning ascribed thereto in the TSX Policies.
(m) “Market Price” means the closing price of the Shares on the TSX (or, if the Shares are not then listed and posted for trading on the TSX or are then listed and posted for trading on more than one Exchange, on such Exchange on which the Shares are then listed and posted for trading as may be selected for such purpose by the Board acting reasonably and in good faith) on the last trading date prior to the date of grant of an Option hereunder.
(n) "Non-Employee Director" means any Director who is not also an Employee.
(o) “Officer” means an officer of the Corporation.
(p) “Option” means an option to purchase Shares granted pursuant to this Plan.
(q) “Participant” means each of the Eligible Persons granted an Option pursuant to this Plan and their heirs, executors and administrators.
(r) “Plan” means this Stock Option Plan.
(s) “Security Based Compensation Arrangement” has the meaning ascribed thereto in the TSX Policies.
(t) “Shares” means common shares in the capital of the Corporation and shall be deemed to include any other listed securities that may be acquired by a Participant upon the exercise of an Option the terms of which have been modified in accordance with Section 17.
(u) “Tax Act” means the Income Tax Act (Canada), as amended from time to time.
(v) “TSX” means the Toronto Stock Exchange.
(w) “TSX Policies” means the policies included in the TSX Company Manual.

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4. Administration
(a) The Plan shall be administered by the Board and, for greater certainty, the board of directors of the Corporation shall have the right to delegate the administration and operation of this Plan, in whole or in part, to a committee of the board of directors that has been assigned the responsibility of determining the Corporation’s policies with respect to executive compensation.
(b) Subject to the terms and conditions set forth herein and the TSX Policies, the Board is authorized to provide for the granting, exercise and method of exercise of Options, all on such terms (which may vary between Options granted from time to time) as it shall determine. In addition, the Board shall have the authority to:
(i) construe and interpret this Plan and all option agreements entered into hereunder,
(ii) prescribe, amend and rescind rules and regulations relating to this Plan; And
(iii) make all other determinations necessary or advisable for the administration of this Plan. All determinations and interpretations made by the Board shall be binding on all Participants and on their legal, personal representatives and beneficiaries.
(c) Options shall be evidenced by an agreement, signed on behalf of the Corporation and by the person to whom an Option is granted, which agreement shall be in such form as the Board shall approve or authorize from time to time.
5. Shares Subject to this Plan
(a) Subject to Section 17, the securities that may be acquired by Participants under this Plan shall consist of authorized but unissued Shares.
(b) The number of Shares reserved for issuance under this Plan and all other Security Based Compensation Arrangements in aggregate shall not exceed ten percent (10%) of the total number of issued and outstanding Shares from time to time.
(c) If any Option granted under this Plan shall be exercised or shall expire or terminate for any reason without having been exercised in full, any Shares to which such Option relates shall be available for the purposes of the granting of Options under this Plan.
6. Maintenance of Sufficient Capital
The Corporation shall at all times during the term of this Plan ensure that the number of Shares it is authorized to issue shall be sufficient to satisfy the requirements of this Plan.

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7. Eligibility and Participation
The Board may from time to time, in its discretion, grant an Option to any Eligible Person, upon such terms, conditions and limitations as the Board may determine, including the terms, conditions and limitations set forth herein, provided that Options granted to any Participant shall be approved by the shareholders of the Corporation if the TSX Policies or the requirements of any other Exchange on which the Shares are listed require such approval.
8. Exercise Price
Options may be exercised at a price (the “Exercise Price”) which shall be fixed by the Board at the time that the Option is granted. No Option shall be granted with an Exercise Price at a discount to the Market Price.
9. Number of Optioned Shares
The number of Shares that may be acquired under an Option granted to a Participant shall be determined by the Board as at the time the Option is granted, provided that the aggregate number of Shares reserved for issuance to any one Participant under this Plan or any other Security Based Compensation Arrangement, shall not exceed five percent (5%) of the total number of issued and outstanding Shares (calculated on a non-diluted basis).
10. Term
The period during which an Option may be exercised (the “Option Period”) shall be determined by the Board at the time the Option is granted, subject to any vesting limitations which may be imposed by the Board in its sole unfettered discretion at the time such Option is granted, provided that:
(a) no Option shall be exercisable for a period exceeding ten (10) years from the date the Option is granted;
(b) the Option Period shall be automatically reduced in accordance with Sections 12 and 13 upon the occurrence of any of the events referred to therein; and
(c) no Option in respect of which shareholder approval is required under the TSX Policies or the requirements of any other Exchange on which the Shares are then listed shall be exercisable until such time as the Option has been approved by the shareholders of the Corporation.
Notwithstanding the foregoing, if the Option Period of an Option expires during a Blackout Period (as defined below) or within five (5) business days after a Blackout Period, such Option Period shall be deemed to be extended to the date which is the tenth (10th) business day after the last day of the applicable Black Out Period. For the purposes of this Plan, Blackout Period means, with respect to an Option, any period

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during which the holder of such Option is not permitted to trade Shares pursuant to the policies of the Corporation.
11. Method of Exercise of Option
(a) Except as set forth in Sections 12 and 13 or as otherwise determined by the Board, no Option may be exercised unless the holder of such Option is, at the time the Option is exercised, an Eligible Person.
(b) Options may be exercised in whole or in part and may be exercised on a cumulative basis where a vesting limitation has been imposed at the time of grant.
(c) Any Participant (or his legal, personal representative) wishing to exercise an Option shall deliver to the Corporation, at its principal office in the City of Calgary, Alberta:
(i) a written notice expressing the intention of such Participant (or his legal, personal representative) to exercise his Option and specifying the number of Shares in respect of which the Option is exercised; and (ii) a cash payment, cheque or bank draft, representing the full purchase price of the Shares in respect of which the Option is exercised. For greater certainty, the Corporation shall not provide financial assistance in regards to the exercise of an Option.
(d) Upon the exercise of an Option as aforesaid, the Corporation shall use its reasonable efforts to forthwith deliver, or cause the registrar and transfer agent of the Shares to deliver, to the relevant Participant (or his legal, personal representative) or to the order thereof, a certificate representing the aggregate number of fully paid and non-assessable Shares as the Participant (or his legal, personal representative) shall have then paid for.
(e) In order to fulfill the Corporation’s obligations under the Tax Act in respect of withholding and remittance on account of tax payable by Participants on the exercise of Options under this Section 11, the Corporation shall advise each Participant, on receiving such Participant’s notice of intention to exercise, of the amount of such remittance (the “Remittance Amount”) required under the Tax Act. Prior to the delivery of the Shares, the Corporation may, in its sole discretion:
(i) require the Participant to pay to the Corporation, as an additional amount on the exercise of their Options, the Remittance Amount;
(ii) withhold from any remuneration or consideration payable to the Participant an amount equal to the Remittance Amount;
(iii) retain and sell on behalf of the Participant such number of Shares to obtain proceeds from the sale of such shares on the principal stock exchange on which the common shares are traded sufficient to satisfy the Remittance Amount; or
(iv) any combination of the above.

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Upon receipt or payment of this amount in the manner described above, the Corporation shall in accordance with Section 11(d) issue to the Participant the Shares (or in the case of subsection 11(d)(iii), the remaining Shares) for which the Option was exercised.
(f) Notwithstanding anything else contained herein, each Participant shall be responsible for the payment of all applicable taxes, including, but not limited to, income taxes payable in connection with the exercise of any Options under this Plan and the Corporation, its Directors, Officers, Employees and agents shall bear no liability in connection with the payment of such taxes.
12. Ceasing to be an Eligible Person
Subject to any written agreement between the Corporation and a Participant providing otherwise, if any Participant shall cease to be an Eligible Person for any reason other than the termination for cause or the death or permanent disability of the Participant, such Participant’s Option will terminate immediately as to the then unvested portion thereof and at 5:00 p.m. (Calgary time) on the earlier of the date of the expiration of the Option Period and the ninetieth (90th) day after the date such Participant ceases to be an Eligible Person as to the then vested portion of the Option.
If a Participant ceases to be an Eligible Person as a result of the termination of such Participant for cause, effective as of the date notice is given to the Participant of such termination, all outstanding Option Agreements under which Options have been granted to such Participant shall be terminated and all rights to receive Shares thereunder shall be forfeited by such Participant, and the Participant shall not be entitled to receive any Shares or other compensation in lieu thereof.
Neither the selection of any person as a Participant nor the granting of an Option to any Participant under this Plan shall (i) confer upon such Participant any right to continue as a Director, Officer, Employee or Consultant of the Corporation or a subsidiary thereof, as the case may be, or (ii) be construed as a guarantee that the Participant will continue as a Director, Officer, Employee or Consultant of the Corporation or a subsidiary thereof, as the case may be.
Notwithstanding the foregoing, the Board may, at its sole discretion, extend the period during which any Options may be exercised by a Participant that has ceased to be an Eligible Person, in the case of Options held by non-management Directors, by not more than one (1) year, and in the case of Options held by other persons, by not more than three (3) years, but in no case longer than the original expiry date of the Options established at the time of grant.
13. Death or Permanent Disability of a Participant
Subject to any written agreement between the Corporation and a Participant providing otherwise, if in the event of the death or permanent disability of a Participant, any Option previously granted to such Participant shall be exercisable until the end of the Option

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Period or until the expiration of 12 months after the date of death or permanent disability of such Participant, whichever is earlier, and then only:
(a) by the person or persons to whom the Participant’s rights under the Option shall pass by the Participant’s will or applicable law;
(b) to the extent that he was entitled to exercise the Option as at the date of the Participant’s death or permanent disability.
14. Change of Control
Notwithstanding any other provision hereof, in the event of a Change of Control, all Options which have not otherwise vested in accordance with their terms shall immediately vest and be exercisable, notwithstanding the other terms of the Options or this Plan for a period of time ending on the earlier of the expiry time of the Option and the ninetieth (90th) day following the Change of Control.
15. Transferability
All benefits, rights and Options accruing to any Participant in accordance with the terms and conditions of this Plan shall not be transferable or assignable unless specifically provided herein. The Corporation shall not recognize any attempted exercise of any purported assignee of a Participant. During the lifetime of a Participant any Options granted hereunder may only be exercised by the Participant and in the event of the death or permanent disability of a Participant, by the person or persons to whom the Participant’s rights under the Option pass by the Participant’s will or applicable law.
16. Amendment and Termination of Plan
(a) The Board may, at any time, suspend or terminate this Plan.
(b) Subject to Section 16(c) and 16(d), the Board may, at any time and from time to time, amend this Plan or any Option, subject to applicable TSX Policies and the requirements of any other Exchange on which the Shares are then listed, without the consent or approval from any Participant or shareholder of the Corporation (provided that no such amendment may be made that will materially prejudice the rights of any Participant under any Option previously granted to the Participant without consent by such Participant) including without limitation:
(i) to amend, modify or terminate this Plan with respect to all Shares in respect of Options which have not yet been granted thereunder;
(ii) to make any amendment of a “housekeeping nature”, including to make any amendment typographical, grammatical, clerical or administrative nature or clarification correcting or rectifying any ambiguity, immaterial inconsistency, defective provision, mistake, or error or omission in this Plan or any Option;

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(iii) to change the provisions relating to the manner of exercise of Options, including changing or adding any form of financial assistance provided by the Corporation or adding or amending provisions relating to a cashless exercise of Options;
(iv) accelerating vesting or extending the expiration date of any Option (provided that such Option is not held by an insider), provided that the period during which an Option is exercisable does not exceed 10 years from the date the Option is granted;
(v) adding a cashless exercise feature, payable in cash or securities, whether or not providing for a full deduction of the number of underlying Shares from this Plan reserve; and
(vi) to make any addition to, deletion from or alteration of the provisions of this Plan or any Option that are necessary to comply with applicable law, the TSX Policies, or the requirements of any other Exchange on which the Shares are then listed and to avoid unanticipated consequences deemed by the Board to be inconsistent with the purpose of this Plan.
(c) Notwithstanding Section 16(b), the Board may not, without approval of the holders of a majority of Shares present and voting in person or by proxy at a meeting of holders of Shares, amend this Plan or any Option to:
(i) increase the number of Shares reserved for issuance pursuant to this Plan;
(ii) extend eligibility to participate in this Plan to persons other than Eligible Persons;
(iii) permit Options to be transferred, other than for normal estate settlement purposes or to an RRSP or similar plan;
(iv) permit awards other than Options to be made under this Plan;
(v) amend or delete Section 10(a) to extend the term of any Option beyond the Option Period of such Option or allow for such Option to be exercisable for a period exceeding ten (10) years from the date the Option is granted, or extend any Option benefitting an insider other than as otherwise provided for under this Plan; or
(vi) reduce the Exercise Price of an Option, except for the purpose of maintaining Option value in connection with a conversion, change, reclassification, redivision, redesignation, subdivision or consolidation of shares or a reorganization, amalgamation, consolidation, merger, takeover bid or similar transaction involving the Corporation (for this purpose, cancellation or termination of an Option prior to its expiry date for the purpose of reissuing Options to the same option-holder with

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a lower Exercise Price will be considered an amendment to reduce the Exercise Price of an Option); or
(vii) change the insider participation limitation under this Plan; or
(viii) amend this Section 16.
(d) Notwithstanding Section 16(b), no amendment or revision to this Plan or any Option pursuant to Section 16(b) shall in any manner materially adversely affect the rights of any Participant under any Options granted under this Plan prior to such amendment or revision without such Participant’s consent.
17. Necessary Approvals
(a) The obligation of the Corporation to issue and deliver Shares in accordance with this Plan is subject to applicable securities legislation and to the receipt of any approvals that may be required from any regulatory authority or any Exchange on which the Shares are then listed. If Shares cannot be issued to a Participant upon the exercise of an Option for any reason whatsoever, the obligation of the Corporation to issue such Shares shall terminate and any funds paid to the Corporation in connection with the exercise of such Option will be returned to the relevant Participant as soon as practicable.
(b) Without obtaining the approval of the shareholders of the Corporation in accordance with the TSX Policies or the requirements of any other Exchange on which the Shares are then listed, no Options shall be granted pursuant to this Plan, if such grant together with grants pursuant to all other share compensation arrangements of the Corporation, could result, at any time, in:
(i) a number of Shares issuable pursuant to Options granted to insiders exceeding ten percent (10%) of the number of outstanding Shares at any time;
(ii) the issuance within a one year period to insiders, of a number of Shares exceeding ten percent (10%) of the number of outstanding Shares; or
(iii) the issuance to any one insider and such insider’s associates, within a one year period, of a number of Shares exceeding five percent (5%) of the number of outstanding Shares.
(c) The total annual grant of Options to any one Non-Employee Director cannot exceed a grant value of $150,000.
18. Stock Exchange Rules
This Plan and any option agreements entered into hereunder shall comply with the TSX Policies and the requirements of any other Exchange on which the Shares are then listed.

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19. Right to Issue Other Shares
The Corporation shall not by virtue of this Plan be in any way restricted from declaring and paying stock dividends, issuing further Shares, varying or amending its share capital or corporate structure or conducting its business in any way whatsoever.
20. Notice
Any notice required to be given by this Plan shall be in writing and shall be given by registered mail, postage prepaid or delivered by courier or by facsimile or email transmission addressed, if to the Corporation, at its principal address in Calgary, Alberta (being currently 210, 1167 Kensington Crescent N.W., Calgary, Alberta T2N 1X7), Attention: Chief Financial Officer; or if to a Participant, to such Participant at his address as it appears on the books of the Corporation or in the event of the address of any such Participant not so appearing then to the last known address of such Participant; or if to any other person, to the last known address of such person.
21. Gender
Whenever used herein words importing the masculine gender shall include the feminine and neuter genders and vice versa.
22. Interpretation
This Plan will be governed by and construed in accordance with the laws of the Province of Alberta.
[DATED: May 4, 2017]

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AMENDED AND RESTATED INCENTIVE SHARE AWARD PLAN
The Board of Directors of Oncolytics Biotech Inc. (the “Corporation”) has adopted this Incentive Share Award Plan (the “Plan”) governing the issuance of: (i) Restricted Share Awards to Eligible Persons; and (ii) Performance Share Awards to Employees.
1. Purposes
The principal purposes of the Plan are as follows:
(a) to retain and attract qualified directors, officers, employees and consultants for the Corporation;
(b) to promote ownership of common shares of the Corporation by such directors, officers, employees and consultants and to encourage such persons to remain in the employ or service of the Corporation and put forth maximum efforts for the success of the affairs of the Corporation; and
(c) to focus management of the Corporation on operating and financial performance and total long-term shareholder return.
2. Definitions
Where used herein, the following terms shall have the following meanings, respectively:
(a) “Black-Out Period” means any period during which the holder of a Share Award is not permitted to trade Shares pursuant to the policies of the Corporation.
(b) “Board” means the board of directors of the Corporation as constituted from time to time and shall be deemed to include any committee thereof to which the Board has, fully or partially, delegated the administration and operation of this Plan pursuant to Section 3 of this Plan.
(c) “Business Day” means each day other than a Saturday, Sunday, a statutory holiday in Alberta or any day on which the principal chartered banks located in Calgary, Alberta are not open for business during normal business hours.
(d) “Cessation Date” means, in respect of a Participant, the last day of active employment or service of the Participant with the Corporation, regardless of the reason for the cessation of employment or service and regardless of whether any or any adequate or proper advance notice of termination or resignation is provided in respect of such cessation of employment or service.
(e) “Change of Control” means:
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(i) the acceptance by the holders of Shares, representing in the aggregate of more than 50 percent (50%) of all issued and outstanding Shares, of any offer, whether by way of a takeover bid or otherwise, for all or any of the Shares;
(ii) the acquisition, by whatever means (including, without limitation, amalgamation, arrangement, consolidation or merger), by a person (or two or more persons who in such acquisition have acted jointly or in concert or intend to exercise jointly or in concert any voting rights attaching to the Shares acquired), directly or indirectly, of the beneficial ownership of such number of Shares, which together with such person's then owned Shares, if any, represent more than 50 percent (50%) of the Corporation's then outstanding Shares;
(iii) the sale, lease or other disposition of all or substantially all of the assets of the Corporation;
(iv) the passing of a resolution by the board of directors of the Corporation or shareholders of the Corporation to substantially liquidate assets or windup its business or significantly rearrange its affairs in one or more transactions or series of transactions or the commencement of proceedings for such a liquidation, winding-up or re-arrangement (except where such re-arrangement is part of a bona fide reorganization of the Corporation in circumstances where the business of the Corporation is continued and where the shareholdings remain substantially the same following the re-arrangement as existed prior to the re-arrangement);
(v) individuals who were members of the board of directors of the Corporation immediately prior to a meeting of the shareholders of the Corporation involving a contest for or, an item of business relating to the election of directors shall not constitute a majority of the board of directors of the Corporation following such election;
(vi) the completion of any transaction or the first of a series of transactions which would have the same or similar effect as any transaction or series of transactions referred to in subsections (i), (ii), (iii), (iv) or (v) referred to above; or
(vii) a determination by the board of directors of the Corporation that there has been a change, whether by way of a change in the holding of the Shares, in the ownership of the Corporation's assets or by any other means, as a result of which any person or group of persons acting jointly or in concert is in a position to exercise effective control of the Corporation.
"Consultant" means an individual or Consultant Corporation, other than an Employee or a Non- Employee Director, that:
(a) is engaged to provide on an ongoing bona fide basis, consulting, technical, management or other services to the Corporation or a subsidiary of the Corporation, other than services in relation to a distribution;
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(b) provides the services under a written contract for an initial, renewable or extended period of twelve months or more; and
(c) spends or will spend a significant amount of time and attention on the affairs of the Corporation or a subsidiary of the Corporation.
(d) "Consultant Corporation" means for an individual consultant, a company or partnership of which the individual is an employee, shareholder or partner.
(e) “Eligible Person” means an Employee, a Non-Employee Director or a Consultant.
(f) "Employee" means a persons who would be considered an 'employee' under the Tax Act, or who works full-time or for a specified number of hours per week on a continuing regular basis and is subject to the same control and direction by the Corporation or a subsidiary of the company over the details and methods of work as an employee of the company, but for whom tax and other deductions are not made at source.
(g) “Exchange” means the TSX and such other stock exchange(s) on which the Shares are then listed and posted for trading from time to time.
(h) “Grant Date” means the grant date for a Share Award.
(i) "insider" has the meaning ascribed thereto in the TSX Policies.
(j) "insider participation limit" has the meaning ascribed thereto in the TSX Policies.
(k) “Issue Date” means the date on which Shares are issued to a Participant in respect of a Share Award following completion of the applicable Vesting Period.
(l) “Non-Employee Director” means any director of the Corporation (including, for greater certainty, any subsidiary of the Corporation) who is not also an Employee.
(m) "Officer" means an officer of the Corporation.
(n) “Participant” means an Eligible Person to whom a Share Award has been granted.
(o) “Performance Criteria” means any performance-related measures or criteria as determined by the Board in its sole discretion at Grant Date to be taken into consideration over the Vesting Period of a Performance Share Award for purposes of determining the applicable Vesting Percentage, which measures or criteria may include, the Corporation’ performance compared to identified operational or financial targets, the Corporation’ shareholder return, and any such other performance-related measures or criteria matters as the Board may determine, in its sole discretion.
(p) “Performance Share Award” means an award to an Employee under the Plan pursuant to which Shares shall be issued on the Issue Dates, as applicable, determined
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in accordance with Section 5 hereof, based upon achieving the applicable Performance Criteria and subject to adjustment in accordance with the terms of the Plan.
(q) “Restricted Share Award” means an award to an Eligible Person under the Plan pursuant to which Shares shall be issued on the Issue Dates, as applicable, determined in accordance with Section 5 hereof, subject to adjustment in accordance with the terms of the Plan.
(r) “Security Based Compensation Arrangement” has the meaning ascribed thereto in the TSX Policies.
(s) “Share” mean a common share in the capital of the Corporation.
(t) “Share Award” means a Performance Share Award or Restricted Share Award, as applicable.
(u) “Share Award Agreement” has the meaning set forth in Section 5 hereof.
(v) “Shareholder” means a holder of Shares.
(w) “TSX” means the Toronto Stock Exchange.
(x) “TSX Policies” means the policies included in the TSX Company Manual.
(y) “Vested” means the applicable Vesting Period having been completed and additionally in the case of Performance Share Awards, the applicable Performance Criteria in relation to a whole or percentage of the number of Shares covered by such Performance Share Award determined by the Board having been met, where “Vesting” (or any applicable derivative term) has a comparable meaning.
(z) “Vesting Percentage” means the percentage of outstanding Performance Share Awards that will vest based upon the relative achievement of the Performance Criteria for such award during the Vesting Period, where such percentage will range from 0 percent to 100 percent reflecting the Board’s determination, in its sole discretion, of the achievement of the Performance Criteria.
(aa) “Vesting Period” means the period over which Share Awards granted under the Plan shall vest in accordance with Section 5(b)(i), subject to adjustment or modification pursuant to the terms and conditions of the Plan.
3. Administration
(a) The Plan shall be administered by the Board and, for greater certainty, the board of directors of the Corporation shall have the right to delegate the administration and operation of this Plan, in whole or in part, to a committee of the board of directors that has been assigned the responsibility of determining the Corporation’s policies with respect to executive compensation. The Board shall have the authority in its sole and
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absolute discretion to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan including, without limitation, the authority to:
(i) grant Restricted Share Awards to Eligible Persons and Performance Share Awards to Employees;
(ii) determine the Grant Date for Share Awards;
(iii) determine the Eligible Persons who may participate in this Plan and designate any officer or employee of the Corporation as being an Employee under this Plan;
(iv) determine Performance Criteria applicable to any Performance Share Award;
(v) approve the form and determine the terms and provisions of Share Award Agreements (which need not be identical) entered into in connection with Share Awards;
(vi) interpret the Plan and the Share Award Agreements;
(vii) prescribe, amend and rescind rules and regulations relating to the Plan;
(viii) determine whether and the extent to which adjustments shall be made pursuant to the Plan; and
(ix) make all other determinations deemed necessary or advisable for the administration of the Plan.
(b) For greater certainty and without limiting the discretion conferred on the Board pursuant to this Section 3, the Board’s decision to approve the grant of a Share Award in any period shall not require the Board to approve the grant of a Share Award to any Participant in any other period; nor shall the Board’s decision with respect to the amount or terms and conditions of a Share Award in any period require it to approve the grant of a Share Award of the same or similar amount or with the same or similar terms and conditions to any Participant in any other period. The Board shall not be precluded from approving the grant of a Share Award to any Participant solely because such Participant may previously have been granted a Share Award under this Plan or any other Security Based Compensation Arrangement. No Participant has any claim or right to be granted a Share Award. There is no obligation for uniformity of treatment of Non-Employee Directors, Employees or Consultants, or any group of Non-Employee Directors, Employees or Consultants.
(c) Any interpretation, rule, regulation, determination or other act of the Board hereunder shall be made in its sole discretion and shall be final and conclusively binding upon the Corporation and all persons affected by the Plan. No member of the Board shall be
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liable for any action or determination made in good faith pursuant to the Plan or any instrument of grant evidencing any Share Award awarded under the Plan.
4. Reservation of Shares; Participation Limits
(a) The number of Shares reserved for issuance under the Plan and all other Security Based Compensation Arrangements in aggregate shall not exceed 10% of the total number of issued and outstanding Shares from time to time.
(b) The number of Shares issuable to Insiders at any time, under all Security Based Compensation Arrangements of the Corporation, shall not exceed 10% of the issued and outstanding Shares.
(c) The number of Shares issued to Insiders, within any one-year period, under all Security Based Compensation Arrangements of the Corporation, shall not exceed 10% of the issued and outstanding Shares.
(d) The number of Shares reserved for issuance under all Security Based Compensation Arrangements of the Corporation to any one Participant shall not exceed 5% of the total number of issued and outstanding Shares.
(e) Notwithstanding any other provision of this Plan, Performance Share Awards may only be granted to Employees.
(f) Share Awards that are vested and redeemed, or are cancelled, terminated or expire prior to the settlement of all or a portion thereof, shall result in the Shares that were reserved for issuance thereunder being available for a subsequent grant of Share Awards pursuant to this Plan.
(g) The maximum number of Shares that may be reserved for issuance to Non-Employee Directors pursuant to Restricted Share Awards under the Plan is 1% of the Shares outstanding at the time of the grant (on a non-diluted basis), less the aggregate number of Shares reserved for issuance to such Non-Employee Director under any other Security Based Compensation Arrangement, and the total annual grant of Restricted Share Awards to any one Non-Employee Director cannot exceed a grant value of $150,000 (less the amount awarded to such Non-Employee Director in the year pursuant to any other Security Based Compensation Arrangement).
5. Terms and Conditions of Share Awards
Each Share Award granted under the Plan shall be subject to the terms and conditions of the Plan and evidenced by a written agreement between the Corporation and the Participant or an award letter from the Corporation to the Participant (a “Share Award Agreement”) which agreement shall comply with, and be subject to, the requirements of the Exchange and the following terms and conditions (and with such other terms and conditions as the Board, in its discretion, shall establish):
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(a) Number of Share Awards - The Board may determine the number of Share Awards to be awarded to a Participant in its sole discretion.
(b) Vesting of Share Awards -
(i) Unless otherwise determined by the Board, the Vesting Period in respect of Share Awards granted hereunder shall be three (3) years from the Grant Date of such Share Awards. The Board may, in its sole discretion, accelerate the vesting of all or any Share Awards at any time and from time to time.
(ii) Upon vesting, each Restricted Share Award and each Performance Share Award (following application of the applicable Vesting Percentage) so vested will entitle the holder to receive one Share (subject to adjustment in accordance with the terms of this Plan) on the applicable Issue Date. For greater certainty, a Participant shall have no right to receive any Shares or other consideration in respect of any Performance Share Awards other than for the Vesting Percentage of such Performance Share Awards.
(iii) The Board shall determine the Performance Criteria for each grant of Performance Share Awards at the time of the grant of the award and, the Board shall, as soon as reasonably practicable following the completion of the Vesting Period applicable to a particular grant of Performance Share Awards determine, in its sole discretion, the applicable “Vesting Percentage”.
(iv) Notwithstanding any other provision of this Plan, no term or condition of a grant of Share Awards hereunder or any Share Award Agreement may have the effect of causing any Shares to be issued pursuant to any Share Award under the Plan to a Participant in satisfaction of such Participant’s Performance Share Awards under the Plan (or any portion thereof) to occur after December 31 in the third (3rd) calendar year following the calendar year in respect of which such Share Awards were granted.
(c) Issuance of Shares - Shares that are issuable to the Participant on the Issue Date shall be issued from treasury as fully paid and non-assessable Shares. No fractional Shares will be issued and all fractional entitlements shall be rounded down to the nearest whole number.
(d) Delivery of Shares - The Issue Date shall occur as soon as practicable and in any event within 31 days following the completion of the Vesting Period applicable to a Share Award. Subject to the remainder of this Section 5(d), on the Issue Date, the Corporation will issue from treasury to the Participant that number of Shares to which the Participant is entitled to receive in respect of such Share Award in accordance with this Section 5, subject to Section 7 hereof, and sent by pre-paid mail or delivered to the Participant. Notwithstanding the foregoing, if on the Issue Date a Black-Out Period has been imposed upon a Participant which is still in effect, then the Issue Date shall not
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occur until the date which is the tenth (10th) business day after the last day of the applicable Black Out Period.
(e) Change of Control - Unless otherwise determined by the Board in its sole discretion, upon a Change of Control, all unvested Share Awards shall become automatically vested (in the case of Performance Share Awards, with a deemed Vesting Percentage of 100). Shares issuable in respect of Share Awards shall be, and shall be deemed to be, issued to Participants effective immediately prior to the completion of the transaction which would result in the Change of Control unless issued prior thereto in accordance with this Plan.
(f) Board Discretion - Notwithstanding anything else in this Plan, the Board may, in its sole discretion, but subject to the limits described in Sections 4 and 9 hereof and any other applicable requirements of the Exchange or other regulatory authority:
(i) make any additional adjustments to the Vesting Percentage (in respect of any Performance Share Awards) or the number of Shares to be issued or delivered to a Participant in connection with any Share Award if, in the sole discretion of the Board, such adjustments are appropriate in the circumstances having regard to the principal purposes of the Plan;
(ii) change the Issue Date (including amending the Vesting Period related thereto) for all or any Share Awards at any time and from time to time; and
(iii) otherwise amend or modify the terms and conditions regarding any grant of Share Awards or payments in respect of any Share Awards hereunder, provided, however, that no such amendment or modification may, without the consent of the affected Participant, impair or adversely affect a Share Award granted to the Participant under the Plan prior to the date of such amendment or modification.
(g) Effect of Certain Changes - In the event:
(i) of any change in the Shares through subdivision, consolidation, reclassification, recapitalization or similar transaction; or
(ii) that any rights are granted to Shareholders to purchase Shares at prices substantially below fair market value, and such events do not constitute a Change of Control, then, in any such case, the Board may make such adjustments to the Plan, to any Share Awards and to any Share Award Agreements outstanding under the Plan as the Board may, in its sole discretion, consider appropriate in the circumstances to prevent dilution or enlargement of the rights granted to Participants hereunder.
(h) Ceasing to be an Eligible Person - Unless otherwise determined by the Board or unless otherwise expressly set forth in a Share Award Agreement pertaining to a particular Share Award or any written employment or other agreement governing a
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Participant’s role as an Eligible Person, the following provisions shall apply in the event that a Participant ceases to be an Eligible Person:
(i) Termination for Cause – If a Participant ceases to be an Eligible Person as a result of the termination of such Participant for cause, effective as of the date notice is given to the Participant of such termination, all outstanding Share Awards Agreements under which Share Awards have been granted to such Participant shall be terminated and all rights to receive Shares thereunder shall be forfeited by such Participant, and the Participant shall not be entitled to receive any Shares or other compensation in lieu thereof.
(ii) Voluntary Resignation - If a Participant voluntarily ceases to be an Eligible Person for any reason other than as a result of the death, permanent disability or retirement of the Participant as set forth in Section 7(h)(iii), effective as of the date notice is given by the Participant of such resignation, unless otherwise determined by the Board, all outstanding Share Award Agreements under which Share Awards have been made to such Participant shall be terminated and all rights to receive Shares thereunder shall be forfeited by the Participant, and the Participant shall not be entitled to receive any Shares or other compensation in lieu thereof.
(iii) Termination Upon Death or Permanent Disability or Retirement – Upon the death, permanent disability or retirement of a Participant (other than the early retirement of an Eligible Employee), all outstanding Share Award Agreements under which Share Awards have been made to such Participant prior to the Cessation Date shall immediately vest as of the Cessation Date, and the Issue Date in respect of all Share Awards held by such Participant shall be the earlier of: (A) the 90th day following the Cessation Date; and (B) the original Issue Date contemplated by Section 5(d) of this Plan.
(iv) Termination not for Cause - If a Participant ceases to be an Eligible Person other than as set forth in Sections 7(h)(i), (ii) or (iii), effective as of the Cessation Date all Share Awards awarded to such Participant under any outstanding Share Award Agreements shall fully vest effective as of the Cessation Date, unless otherwise determined by the Board. On the applicable Issue Date in respect of such Share Awards, the Participant shall be entitled to receive the number of Shares equal to the number of Share Awards granted multiplied by a fraction (A) the numerator of which is the number of days from the Grant Date in respect of the applicable Share Award to the Cessation Date; and (B) the denominator of which is the total number of days comprising the Vesting Period in respect of such Share Award. In such circumstances, the Vesting Percentage in respect of Performance Share Awards shall be determined as of the Cessation Date. The Issue Date in respect of any such Awards shall be the earlier of: (A) the 90th day following the Cessation Date; and (B) the original Issue Date contemplated by Section 5(d) of this Plan.
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(i) Rights as a Shareholder - Until the Shares underlying any Share Award have been issued in accordance with the terms of the Plan, the Participant to whom such Share Award has been made shall not possess any incidents of ownership of such Shares including, for greater certainty and without limitation, the right to exercise voting rights in respect of such Shares. Such Participant shall only be considered a Shareholder in respect of such Shares when such issuance has been entered upon the records of the duly authorized transfer agent of the Corporation.
6. Ratification and Approval by Shareholders
Notwithstanding any other provision of this Plan:
(a) no Shares may be issued pursuant to any Share Award until the Plan has been approved by the Shareholders at a duly called meeting of the Shareholders; and (b) any grants of Share Awards by the Board prior to the Plan being approved by the Shareholders must be ratified by the Shareholders at the meeting of the Shareholders at which the Shareholders approve the Plan.
7. Withholding Taxes
When a Participant or other person becomes entitled to receive Shares under any Share Award, the Corporation shall have the right to require the Participant or such other person to remit to the Corporation an amount sufficient to satisfy any withholding tax requirements relating thereto. Unless otherwise prohibited by the Board or by applicable law, satisfaction of the withholding tax obligation may be accomplished by any of the following methods or by a combination of such methods:
(a) the tendering by the Participant of cash payment to the Corporation in an amount equal to the total withholding tax obligation;
(b) the withholding or sale by the Corporation from the Shares otherwise due to the Participant, of such number of Shares having a value determined by the Corporation in its sole discretion, acting reasonably, equal to the amount of the total withholding tax obligation (and in the case of a treasury issuance of Shares to settle Share Awards hereunder, such sale of Shares shall be automatically made on or as soon as practicable after the applicable Issue Date for the purposes of satisfying withholding tax obligations, unless otherwise agreed to by the Corporation and the Participant);
(c) the withholding by the Corporation from any cash payment otherwise due to the Participant of such amount of cash as is equal to the amount of the total withholding tax obligation; or
(d) any other method determined by the Corporation in its sole discretion, acting reasonably, provided, however, that the sum of any cash so paid or withheld and the value of any Shares so withheld or sold is, sufficient, in the reasonable estimation of the Corporation, to satisfy the total withholding tax obligation.
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8. Non-Transferability
The right to receive Shares pursuant to a Share Award granted to a Participant may only be settled by such Participant personally or through the Participant’s personal representative or estate and no assignment, sale, transfer, pledge or charge of a Share Award, whether voluntary, involuntary, by operation of law or otherwise (except by will or the laws of descent and distribution), vests any interest or right in such Share Award whatsoever in any assignee or transferee and, immediately upon any assignment, sale, transfer, pledge or charge or attempt to assign, sell, transfer, pledge or charge, such Share Award shall terminate and be of no further force or effect.
9. Amendment and Termination of Plan
(a) The Board may, at any time, suspend or terminate this Plan.
(b) Subject to Section 9(c), the Board may, at any time and from time to time, amend this Plan or any Share Award, subject to applicable TSX Policies and the requirements of any other Exchange on which the Shares are then listed, without the consent or approval from any Participant or shareholder of the Corporation, including without limitation:
(i) to amend, modify or terminate this Plan with respect to all Shares in respect of Share Awards which have not yet been granted thereunder;
(ii) to make any amendment of a "housekeeping nature", including to make any amendment typographical, grammatical, clerical or administrative nature or clarification correcting or rectifying any ambiguity, immaterial inconsistency, defective provision, mistake, or error or omission in this Plan or any Share Award; and
(iii) to make any addition to, deletion from or alteration of the provisions of this Plan or any Share Award that are necessary to comply with applicable law, the TSX Policies, or the requirements of any other Exchange on which the Shares are then listed and to avoid unanticipated consequences deemed by the Board to be inconsistent with the purpose of this Plan.
(c) Notwithstanding Section 9(b), the Plan or any Share Award may not be amended without Shareholder approval to:
(i) increase the number of Shares issuable pursuant to outstanding Share Awards at any time pursuant to Section 4 hereof;
(ii) change the insider participation limitation under this Plan;
(iii) expand the categories of individuals contained in the definition of "Employee" who are eligible to participate in the Plan;
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(iv) extend the term of any Share Award beyond the term of such awards provided for under the terms and conditions of this Plan;
(v) permit the transfer or assignment of Share Awards, except to permit a transfer to a family member, an entity controlled by the holder of the Share Awards or a family member, a charity or for estate planning or estate settlement purposes; or
(vi) amend this Section 9.
(d) In addition, no amendment to the Plan or Share Awards granted pursuant to the Plan may be made without the consent of the Participant, if such amendment adversely alters or impairs the rights of any Participant in respect of any Share Award previously granted to such Participant under the Plan.
10. Miscellaneous
(a) Effect of Headings - The Section headings contained herein are for convenience only and shall not affect the construction hereof.
(b) Compliance with Legal Requirements - The Corporation shall not be obliged to issue any Shares if such issuance would violate any law or regulation or any rule of any government authority or Exchange. The Corporation, in its sole discretion, may postpone the issuance or delivery of Shares under any Share Award as the Board may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules and regulations. The Corporation shall not be required to qualify for resale pursuant to a prospectus or similar document any Shares awarded under the Plan, provided that, if required, the Corporation shall notify the Exchange and any other appropriate regulatory bodies in Canada of the existence of the Plan and the granting of Share Awards hereunder in accordance with any such requirements.
(c) No Right to Continued Employment - Nothing in the Plan or in any Share Award Agreement entered into pursuant hereto shall confer upon any Participant the right to continue in the employ or service of the Corporation, to be entitled to any remuneration or benefits not set forth in the Plan or a Share Award Agreement or to interfere with or limit in any way the right of the Corporation to terminate Participant’s employment or service arrangement with the Corporation.
(d) Expenses - All expenses in connection with the Plan shall be borne by the Corporation.
(e) Governing Language -This Plan is drawn up in the English language and each notice, instrument, certificate or other communication to be given under or in connection with this Plan shall be in the English language. If this Plan or any notice, instrument,
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certificate or other communication is translated into any other language, the English language text shall prevail.
(f) Market Fluctuations - No amount will be paid to, or in respect of, a Participant under the Plan to compensate for a downward fluctuation in the price of Shares which impacts the Share Award, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose. The Corporation makes no representations or warranties to a Participant with respect to the Plan or the Share Awards whatsoever. In seeking the benefits of participation in the Plan, a Participant agrees to exclusively accept all risks associated with a decline in the market price of Shares and all other risks associated with the holding of Share Awards.
(g) Currency - Any payments and benefits under the Plan to be paid in cash shall be determined in the lawful currency of Canada and paid in the local currency of the Participant’s country of residence using the currency exchange rate available to the Corporation at the time of payment.
(h) Participation is Voluntary; No Additional Rights - Participation in the Plan shall be entirely voluntary and any decision by a Participant not to participate shall not affect any Participant’s employment or service with the Corporation. In such instance where a Participant provides notice in writing to the Corporation of his or her intent to not participate in a Share Award, such award shall be immediately terminated and the Participant shall not be eligible to receive any form of in lieu compensation.
11. Governing Law
The Plan shall be governed by, interpreted and construed in accordance with the laws in force in the Province of Alberta.
12. Effective Date
This Plan shall take effect on May [4], 2017. The issuance of Shares under the Plan is subject to the acceptance of the Plan by the Exchange and any other relevant regulatory authorities and approval of the Shareholders.

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EXHIBIT D
LIST OF INVENTIONS
Halozyme: PCT/US19/32537

Methods of selecting subjects for combination cancer therapy with a polymer-conjugated soluble PH20

Genocea: PCT/US 62/855,309; PCT/US 62/848,527

Methods of identifying and/or selecting antigens that improve, increase and/or stimulate immune control of a tumor or cancer and methods of administering the same

GSK: EP 2 281 831 A3; US20180008700A1

Compositions for use in and methods for protecting against Herpes Zoster (HZ)
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